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                                                                     Exhibit 4
                                                                     ---------


                                                     DOMAIN ENERGY CORPORATION
                                                    1100 Louisiana, Suite 1500
Michael V. Ronca                                                 P.O. Box 2511
President and CEO                                      Houston, TX  77252-2511

                                                              Tel 713 757 5662
                                                              Fax 713 757 8253



                                            June 6, 1997


First Reserve Fund VII, Limited Partnership
475 Steamboat Road
Greenwich, Connecticut  06830

Attention:  William E. Macaulay

                   Re:  Domain Energy Corporation
                        -------------------------

Gentlemen:

         Reference is made to the Subscription Agreement between First Reserve Fund VII, Limited Partnership ("Fund VII") and Domain Energy Corporation ("Domain") dated as of December 31, 1996 (the "Subscription Agreement"); the U.S. $8,000,000 Subordinated Promissory Note from Domain Energy Guarantor Corporation ("Domain Guarantor") made payable to your order dated December 31, 1996 (the "Note"); the Securityholders Agreement among Domain and its securityholders dated December 31, 1996 (the "Securityholders Agreement"); and the letter agreement between Domain and Fund VII dated April 9, 1997 (the "Existing Letter Agreement"). Capitalized terms used and not otherwise defined herein are used with the respective meanings ascribed thereto in the Subscription Agreement, the Note, the Securityholders Agreement or the Existing Letter Agreement.

         1. The Michigan Transaction. As a result of the consummation of the transactions (the "Michigan Transaction") contemplated by the Purchase and Sale Agreement among Michigan Gas Fund I, Encap Ventures 1993 Limited Partnership, Domain and Energy Acquisition Corporation and the repayment of the Bank One Loan in connection therewith, the obligation of Domain Guarantor to pledge the Collateral to the Bank has terminated. However, notwithstanding
Section 5(b) of the Note, Fund VII agrees that Domain Guarantor shall not be required to liquidate the Collateral and repay the principal amount of the Loan in the amount of the Collateral so liquidated until the first to occur of
(i) written notice from Domain to Fund VII and First Reserve Corporation ("First Reserve") that Domain has suspended the registration process for the Subject Qualified Public Offering ("Suspension Notice") (which notice Domain agrees to give promptly upon its decision to suspend the registration process for such offering); and (ii) September 30, 1997. In consideration of the foregoing, Domain agrees to cause Domain Guarantor not to pay any dividend or otherwise

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                                                                             2

advance, pay or distribute any funds to Domain representing the Collateral or the proceeds of any liquidation of the Collateral until the Note is repaid or the Option is exercised.

         2. The Option. To facilitate the Subject Qualified Public Offering process, Fund VII agrees to exercise the Option concurrently with the consummation of the Subject Qualified Public Offering; provided, however, notwithstanding Section 1.1(b) of the Subscription Agreement, the number of Option Shares to be issued upon such exercise of the Option shall equal the quotient of $8,681,000 divided by the initial price per share for which shares of Domain's Common Stock are offered and sold to the public in the Subject Qualified Public Offering (the "Public Offering Price"), rounded to the nearest whole number. If Domain consummates the Subject Qualified Public Offering, the Option will be deemed to have been exercised and the Option Shares will be issued upon (i) delivery to Domain of the Buyer Subordinated Note as otherwise provided in the Subscription Agreement and (ii) payment by Fund VII of $500,000 in cash to Domain (the "Exercise Date"). If Domain provides Funds VII with a Suspension Notice, or in the event that the Subject Qualified Public Offering shall not have been consummated by September 30, 1997, Domain may within thirty (30) days thereof request Fund VII to exercise the Option as otherwise provided in the Subscription Agreement, in which case Fund VII will comply with such request; provided, in such event, upon such exercise the Company will pay Fund VII interest in cash at the rate provided in paragraph 3 below. At the election of Fund VII, Domain's obligation to pay such cash interest upon exercise of the Option may be satisfied in whole or in part by issuance of such number of shares at $3,151.4354 per share as will equal the amount of the cash interest payment obligation satisfied thereby.

         3. Interest. If the principal amount of the Loan is repaid or discharged other than upon exercise of the Option concurrently with consummation of the Subject Qualified Public Offering, such repayment shall include interest accrued through the date that the Bank One Loan is repaid at the rate provided in the Note, and interest accrued thereafter to the date of repayment of the Loan at the weighted average interest rate during such period applicable to outstanding borrowings under the Credit Agreement dated as of December 31, 1996 among Domain and its Subsidiary Guarantors, the Lenders party thereto and The Chase Manhattan Bank, as agent. If the principal amount of the Loan is discharged upon exercise of the Option concurrently with consummation of the Subject Qualified Public Offering, Domain shall pay to Fund VII in cash on the Exercise Date an amount equal to interest accrued on the Loan from June 16, 1997 to the Exercise Date at the rate provided in the Note.

         4. Transaction Fee. Domain hereby confirms its agreement to pay First Reserve a fee of $500,000 for services rendered in connection with the Stock Purchase Agreement and the consummation of the transactions contemplated thereby (the "Transaction Fee"). The Transaction Fee will be payable as follows: (i) if the Subject Qualified Public Offering is consummated on or before September 30, 1997, the Transaction Fee shall be paid in cash on the date on which the Subject Qualified Public Offering is consummated and (ii) if
(A) the Subject Qualified Public Offering shall not have been consummated by September 30, 1997, or (B) if Domain shall at an earlier date provide First Reserve with a Suspension Notice, payment of the Transaction Fee shall be made in cash no later than October 31, 1997.

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                                                                             3

         5. Purchase for Investment. Fund VII acknowledges that the Option Shares have not been and will not be registered or qualified under the Securities Act of 1933, as amended, or any state securities law and may be sold or otherwise disposed of in the absence of such registration only pursuant to an exemption from such registration and any other applicable securities laws. Fund VII is acquiring the Option Shares solely for its own account and for the purpose of investment and not with a view to or for sale in connection with any disposition thereof and there is no present intention or plan to effect any resale, assignment or distribution of any of the Option Shares. Domain confirms that the Option Shares will be Registrable Securities for all purposes of the Securityholders Agreement.

         6. Piggyback Registration Rights. Fund VII hereby acknowledges that, as required by Section 6.2 of the Securityholders Agreement, it received notice of Domain's intention to register Common Stock under the Securities Act pursuant to the Subject Qualified Public Offering. Fund VII hereby acknowledges that it has waived its right to request that Domain register any of Fund VII's Registrable Securities pursuant to the Subject Qualified Public Offering.

         7. Existing Letter Agreement. To the extent inconsistent herewith, the terms of the Existing Letter Agreement are superseded by the terms of this letter agreement. Without limiting the foregoing, paragraph 5 of the Existing Letter Agreement shall have no force or effect.

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                                                                             4

         If the foregoing accurately sets forth our understanding with respect to the matters covered above, please so indicate by executing each copy hereof and returning one fully executed copy to the undersigned.

                                            DOMAIN ENERGY CORPORATION


                                            By: /s/  Michael V. Ronca
                                               ---------------------------
                                               Michael V. Ronca
                                               President & CEO

Agreed to and accepted
this 6th day of June 1997


FIRST RESERVE FUND VII,
  LIMITED PARTNERSHIP
  by  First Reserve Corporation,
      Managing General Partner


By:   /s/  Jonathan S. Linker
      ----------------------------
      Jonathan S. Linker
      Managing Director


FIRST RESERVE CORPORATION


By:   /s/  Jonathan S. Linker
      ----------------------------
      Jonathan S. Linker
      Managing Director